ROHM AND HAAS COMPANY ANNOUNCES SECOND
SET OF ACTIONS IN RESPONSE TO MARKET CONDITIONS
Continues proactive steps to mitigate economic and market impact

Philadelphia, PA, January 20, 2009 – Rohm and Haas Company (NYSE:ROH) today announced a second set of actions to adjust its operations and cost structure to reflect the slowing economy and widespread market weakness. The initiatives, which build on actions announced in June of last year, will impact approximately 900 positions across all regions and businesses within the company except Salt, and are expected to result in approximately $90 million in pre-tax restructuring and asset impairment charges in the fourth quarter of 2008. The actions are expected to be completed predominantly in 2009, and are intended to deliver pre-tax run-rate savings of approximately $90 million.

“Our primary goal is to meet customer needs and position our company for success in growing markets,” said Raj L. Gupta, chairman and chief executive officer. “We will continue to aggressively protect our company from the challenges of deteriorating market conditions and a weakening economy.”

Actions announced today include:

•	Adjusting production schedules in some manufacturing facilities to reflect current market softness;

•	Realigning the company’s manufacturing footprint to better utilize assets, including idling or closing underutilized plants;

•	Reducing commercial-related positions that have been directly impacted by lower market demand; and

•	Freezing discretionary spending and employee salaries, where possible, for 2009.

Pierre R. Brondeau, president and chief operating officer, added, “Our actions today are intended to adjust our operations to current business conditions, which reflect softening markets worldwide. We will continue to control costs in order to compete effectively, while preserving our capacity to accelerate performance when markets recover.”

Outlook
The company also noted that it expects adjusted earnings per share from continuing operations for the fourth quarter of 2008 to exceed the current analyst consensus estimate.

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Adjusted earnings per share excludes various special items such as restructuring and asset impairment charges, costs related to the proposed merger with The Dow Chemical Company, and other one-time costs such as the impact of hurricanes on the company’s operations.

Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties and are subject to change based on various factors. These factors include, but are not limited to (1) the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, (2) development of operational efficiencies; (3) changes in foreign currencies; (4) changes in interest rates; (5) the continued timely development and acceptance of new products and services; (6) the impact of competitive products and pricing; (7) the impact of new accounting standards; (8) assessments for asset impairments; (9) the impact of tax and other legislation and regulation in the jurisdictions in which the company operates; (10) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between Rohm and Haas Company and The Dow Chemical Company or to the failure of any condition to be satisfied; (11) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (12) the possibility that Rohm and Haas may be adversely affected by other economic, business, and/or competitive factors. Many of these factors are beyond Rohm and Haas’s ability to control or predict. Actual results could vary materially from those expressed or implied in the forward-looking statement. Further information about these and other risks can be found in the company’s SEC 10-K filing of February 21, 2008, and updated in the 8-K filing on June 6, 2008. This press release speaks only as of its date. Rohm and Haas is under no duty to update this information. Copies of all recent SEC filings, and additional information about Rohm and Haas, are available through our web site: www.rohmhaas.com

About Rohm and Haas Company
Leading the way since 1909, Rohm and Haas is a global pioneer in the creation and development of innovative technologies and solutions for the specialty materials industry. The company’s technologies are found in a wide range of industries including: Building and Construction, Electronics and Electronic Devices, Household Goods and Personal Care, Packaging and Paper, Transportation, Pharmaceutical and Medical, Water, Food and Food Related, and Industrial Process. Innovative Rohm and Haas technologies and solutions help to improve life every day, around the world. Based in Philadelphia, PA, the company generated annual sales of approximately $8.9 billion in 2007. Visit www.rohmhaas.com for more information. imagine the possibilities™

CONTACTS:	Investor Relations Andrew Sandifer Director, Investor Relations +1-215-592-2714 investors@rohmhaas.com	Media Relations Emily Riley Corporate Communications +1-215-592-3644 eriley@rohmhaas.com